Exhibit 10.1

November 27, 2023

Jeffrey Cathey
3505 W. 85th St.
Leawood, KS 66206

Dear Jeffrey,

I am pleased to confirm that Compass Minerals (CMP) wishes to invite you to join our team by making you this offer of employment. If you accept this offer, your title will be Chief Accounting Officer with an anticipated start date of January 2, 2024, or an earlier date mutually agreed upon. This position will be located at our Overland Park, Kansas location.

The Chief Accounting Officer role is a full-time exempt position. Your annual gross starting base salary will be $350,000.

In addition to your base salary, you will be eligible to participate in CMP’s performance-based Management Annual Incentive Program (MAIP) with a target bonus equal to 50% of your base salary ($175,000), prorated from your start date for the fiscal 2024 performance year.

You will also be eligible to participate in CMP’s Long Term Incentive Program (LTIP). For your position, the LTIP target is 70% of your base salary ($245,000). You will begin to receive the full value of your LTIP award during the fiscal 2025 annual LTIP grant, in October 2024, where such awards will be granted in accordance with the plan in place at the time of grant.

As an inducement to accept this offer of employment, you will receive additional one-time grant of RSUs valued at $250,000 on your start date. These RSUs will vest one-third on the first anniversary of the grant date with the remaining shares vesting in accordance with the fiscal 2024 annual LTIP RSU grant.

Enclosed you will find a benefit packet to familiarize you with benefits that are available to you and your family once you join CMP. In addition, you will be entitled to an annual physical which you can schedule through CMP.

You will be eligible for four weeks (20 days) of paid vacation, annually, which will be prorated from your start date.

If you accept this role, you will also be required to sign a Restrictive Covenant Agreement, along with other standard employment documents applicable to other CMP employees. We have enclosed the Restrictive Covenant Agreement for your review.

This offer of employment is conditional upon successful approval of this offer of employment (including but not limited to all compensation components outlined in this letter) by the Compensation Committee of CMP’s Board of Directors, the verification of a satisfactory background investigation and reference checks, verification of your authorization to work in the U.S., satisfactorily passing a drug screen, and the execution of the Restrictive Covenant Agreement.

The Immigration and Control Act of 1986 requires employers to verify that every new hire is either a U.S. citizen or eligible to be employed in this country. We are required to examine and will copy any one of the following: US passport, certification of U.S. citizenship or naturalization, a valid foreign passport authorizing U.S. employment, a resident alien card containing employment, a resident alien card containing employment authorization, or other document designated by the Immigration and Naturalization Service.

Alternatively, verification can be accomplished by providing two forms of documentation one which established identity and one which establishes employment eligibility. Examples of documents which show employment eligibility are a Social Security card or birth certificate; and examples of documents which show proof of identity are a driver’s license or other state-issued card, which contain a photograph or other identifying information. The above documentation must be presented prior to commencing employment. Please bring the appropriate items on your start date.

Please sign a copy of this letter, acknowledging your acceptance and anticipated employment date and return by November 30, 2023.

I look forward to you joining Compass Minerals.

Sincerely,

/s/ Lorin Crenshaw
Lorin Crenshaw
Chief Financial Officer
This document is not an employment contract. Employment is at will and can be separated by either party at any time. Please indicate your understanding and acceptance of the terms and conditions outlined in this letter and your acceptance of this employment offer by signing and dating this page where indicated below.

/s/ Jeffrey Cathey	11/29/2023	Employment date: TBD
Jeffrey Cathey	Date

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